Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
June 22, 2023	Marisa Monte, Hines
marisa.monte@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES MULTIFAMILY ASSET IN CHICAGO’S WEST LOOP SUBMARKET
Acquisition Underscores Hines’ Multifamily Growth in the Midwest

(CHICAGO) – Hines, the global real estate investment, development, and property manager, announced that Hines Global Income Trust (“HGIT”), Inc. has acquired EMME, a multifamily asset located in Chicago’s West Loop submarket. With a diversified portfolio of global assets, this acquisition strengthens HGIT’s robust living sector allocation and expands its presence in Chicago. Willowick Residential, Hines’ multifamily property management firm, which manages more than 2,000 multifamily units in Chicago, will assume the role of property manager.

Located at 165 N Des Plaines Street, EMME is a 14-story, 199-unit Class A multifamily development that is 96% leased. The property includes studios, one-bedroom, and two-bedroom units with luxury finishes including Italian cabinetry and quartz countertops with porcelain panel backsplashes, engineered wood floors, high-efficiency LED lighting, domestic stone vanities, and more. The asset features resort-style amenities including a rooftop pool with cabanas, a fitness center and yoga studio, a club room with a chef’s kitchen, an expansive outdoor terrace with grilling stations, and more. Additionally, EMME has immediate proximity to West Loop’s boutique fitness studios, dynamic dining scene, upscale grocers, trophy offices, and luxury hotels. EMME’s certifications include LEED Gold, ENERGY STAR, Fitwel Viral Response, and the 2019 Merit Award for Residential Design from the American Society of Landscape Architects, Illinois Chapter.

“EMME’s strategic location in the vibrant West Loop and its exceptional boutique Class-A profile make it a compelling multifamily investment opportunity,” said Alfonso Munk, Hines’ CIO of the Americas and president of HGIT. “With Chicago’s multifamily sector witnessing robust occupancy and rental rates, this asset is ideally positioned to capitalize on continued growth and demand. HGIT will continue to adhere to a disciplined investment strategy, remaining patient during periods of capital market volatility in an effort to secure superior opportunities at favorable prices.”

“The West Loop is an appealing submarket in Chicago where multifamily demand has continued to increase,” said David Bach, managing director at Hines. “EMME is a high-quality asset situated in a prime location that is within walking distance to the live-work-play amenities of Fulton Market, the West Loop trophy office corridor, and the central transit hub.”

Including EMME, HGIT has a $3.9 billion portfolio of commercial real estate investments that is more than 62% weighted toward the living and industrial sectors. HGIT is diversified by geography and real estate sectors, with a focus on stable assets with strong long-term income potential.

EMME is a milestone acquisition for the Hines Midwest region portfolio, which totals over 23 million square feet that the firm owns or manages, and more than 2,000 multifamily units developed in Chicago.

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a global real estate investment, development and property manager. The firm was founded by Gerald D. Hines in 1957 and now operates in 30 countries. Hines manages nearly $96 billion1 in high-performing assets across residential, logistics, retail, office, and mixed-use strategies. Its local teams serve 457 properties totaling nearly 213 million square feet globally. Hines is committed to a net zero carbon target by 2040 without buying offsets. To learn more about Hines, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of December 31, 2022.

Any ESG or impact commitments, made by Hines are not being promoted and do not bind any investment decisions made in respect of, or the stewardship of, HGIT. Any measures implemented in respect of such ESG or impact commitments may not be immediately applicable to HGIT's investments and any implementation can be overridden or ignored at HGIT's sole discretion.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential long-term performance of this property and overall growth of the Chicago multifamily sector, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region or the multifamily sector, and other risks described in the "Risk Factors" section of HGIT’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.